Exhibit 99.1

Tecumseh Products Company Added to Russell 3000® and Small-Cap Russell 2000® Indexes

ANN ARBOR, Mich. - July 1, 2013 - Tecumseh Products Company (Nasdaq: TECUA/TECUB), a leading global manufacturer of compressors and related products, announced today that it has been added to the Russell 3000 and small-cap Russell 2000® Indexes when Russell Investments reconstituted its comprehensive set of U.S. and global equity indexes after the market closed on June 28, 2013.

Annual reconstitution of Russell's U.S. indexes captures the 4,000 largest U.S. stocks as of the end of May, ranking them by total market capitalization. Membership in the Russell 3000, which remains in place for one year, means automatic inclusion in the large-cap Russell 1000 Index or the small-cap Russell 2000 Index as well as the appropriate growth and value style indexes. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes.

“We are pleased to join the Russell family of Indices” said Jim Connor, President and CEO. “Our inclusion in the small-cap Russell 2000® Index will broaden our market exposure and provide additional liquidity for our stock.”
The Russell 3000 also serves as the U.S. component of the Russell Global Index, which Russell launched in 2007. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies. Approximately $4.1 trillion in assets are benchmarked to the Russell indexes. Russell calculates more than 700,000 benchmarks daily covering approximately 98 percent of the investable market globally, more than 80 countries and 10,000 securities. These investment tools originated from Russell's multi-manager investment business in the early 1980s when the company saw the need for a more objective, market-driven set of benchmarks in order to evaluate outside investment managers.

Total returns data for the Russell 3000 and other Russell indexes are available at http://www.russell.com/Indexes/performance/default.asp.

Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Website at www.tecumseh.com.

Contact:     Janice Stipp
Tecumseh Products
734-585-9507
Investor.relations@tecumseh.com